EXHIBIT 10.19

DATED OCTOBER 1, 2006

CATALINA MARKETING UK LIMITED        (1)

and

TOM BUEHLMANN        (2)

SERVICE AGREEMENT

Paul, Hastings, Janofsky & Walker (Europe) LLP

Registered Foreign Lawyers and Solicitors

88 Wood Street

London

EC2V 7AJ

Tel: 020 7710 2000

Fax: 020 7796 2233

Ref: RW/44328.00013

-i-

DATE OF AGREEMENT	October 1, 2006

PARTIES

(1)	CATALINA MARKETING UK LIMITED (Company Number 2567566) whose registered office is at Hampden House, Monument Business Park, Chalgrove, Oxford, OX44 7RW (the "Company")

(2)	TOM BUEHLMANN of 27 Cornwall Gardens, London, SW7 4AW (the "Executive")

WHEREAS the Company shall employ the Executive and the Executive shall serve the Company on the following terms and subject to the following conditions (the “Agreement”),

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and the Schedules the following expressions shall, unless otherwise expressly stated, have the following respective meanings:

"Appointment Letter"	the letter of appointment dated October 1, 2002 between the Executive and Catalina Marketing Corporation as amended;

“Board”	means the board of directors of the Company;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business in London;

“Change of Control Agreement”	means the Change of Control Agreement entered into between Executive and Catalina Marketing Corporation dated October 1, 2006;

“Confidential Information”	means any trade secret or other information which is confidential or commercially sensitive and which is not in the public domain relating or belonging to the Company and/or any Group Company including, but not limited to, information relating to the business methods, corporate plans, management systems, finances, new business opportunities, pricing arrangements, trade agreements, cross purchase agreements, vendor agreements, capacity transactions, client directed trading agreements, vendor linking agreements, surety agreements, insured transactions, escrow/lock box agreements and other trading agreements, techniques trade credit usage, profits, costs of media trades/investments, pricing and sales records, terms of business, marketing or sales of any products or services, secret formulae, processes, inventions, designs, applications, training presentations, promotional brochures, component lists, know-
how, discoveries, technical specifications and other technical information relating to the creation, production or supply of future products or services of the Company and/or any Group
Company, lists or details of clients or customers, potential clients or customers or suppliers or the arrangements made with any client, customer or supplier and any information in respect of which any Group Company owes an obligation of
confidentiality to any third party.

“Disability”	shall have the meaning set forth in Section 16.4 under this Agreement

“Employment”	means the employment of the Executive under this Agreement.

“ERA”	means the Employment Rights Act 1996, as amended.

“Group”	means the Company and its subsidiaries as well as Catalina Marketing Corporation and its subsidiaries or affiliates and any associated company (which expression shall mean any other company of which the Company or Catalina Marketing Corporation or any subsidiary of the Company or Catalina Marketing Corporation beneficially holds not less than 20% of the equity share capital).

“Immediate Relatives”	shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage;

“Incapacity”	means mental or physical sickness or injury;

“Invention”	means any invention, improvement, idea, secret, modification, process, application, formula, know-how, design, model, prototype, sketch, drawing, plan or other work or material or technical information of any nature, discovered, created or developed by the Executive during the term of this Agreement;

“Key Person”	means any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at Vice President level or above at any time within the Relevant Period and with whom the Executive had personal dealings, who by reason of such employment, appointment or engagement and in particular his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or suppliers of the Company or any company in the Group is likely to be able to benefit a person or business in or proposing to be in competition with the Company or any Relevant Group Company;

“Restricted Customer”

means any person, firm, company or organisation who or which at any time during any part of the Relevant Period is or was:

(a)    negotiating with the Company or a Relevant Group Company for the sale or supply of Restricted Products or Services; or

(b)    a client or customer of the Company or any Relevant Group Company for the sale or supply of Restricted Products or Services; or

(c)    in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Restricted Products or Services;

and in each case with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge during the Relevant Period in the course of the Employment;

“Relevant Date”	means the earlier to occur of (i) the date on which the Employment terminates, and (ii) the date on which the Executive ceases to work for the Company or carry out his normal duties;

“Relevant Group Company”	means any Group Company (other than the Company) for which the Executive has performed services during the Employment with the Company or for which the Executive has had responsibility at any time during the Relevant Period and shall specifically include Catalina Marketing Corporation;

“Relevant Period”	means the period of 12 months immediately before the Relevant Date;

“Restricted Products or Services”	means the products or services that compete with the services provided or actively planned by any Relevant Group Company during the Relevant Period and with which the Executive was directly concerned or of which he had direct personal knowledge during the Relevant Period;

“Restricted Supplier”	means and person, firm or company who is or was a supplier of the Company or any Relevant Group Company for sale or supply of Restricted Products or Services or in the habit of dealing with the Company or any Group Company for the sale or supply of Restricted Products or Services under an arrangement or contract between the Restricted Supplier and the Company or any Relevant Group Company with whom or which the Executive had direct dealings.

"Restricted Territory"	means any place in the U.K. or otherwise outside of the United States where, at the Relevant Date, the Company or any Relevant Group Company is doing business.

"TUPE"	means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

"WTR"	means the Working Time Regulations 1998.

1.2	In this Agreement:

1.2.1	references to persons include a firm, body corporate, organization, incorporated association of persons, or other entity and references to a company include any body corporate;

1.2.2	references to a statutory provision shall be deemed to refer to such statute as amended or re-enacted;

1.2.3	headings are included for ease of reference only and shall not affect the interpretation of this Agreement;

1.2.4	no modification, variation or amendment to this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of the parties.

2.	COMMENCEMENT

2.1	This Agreement supersedes any and all previous agreements or arrangements (whether made orally or in writing) relating to the employment of the Executive by the Company including the Statement of Particulars of Employment dated October 1, 2002 and entered into between the Company and Executive. The parties acknowledge that Executive and Catalina Marketing Corporation have entered into a Change of Control Agreement that shall apply where specifically referenced in this Agreement. The Employment commenced on October 1, 2006 (the “Commencement Date”) and subject to Section 16 below, shall continue thereafter until terminated by the Company by providing six months' written notice to the Executive. Executive shall be entitled to terminate the Employment under this Agreement by prior written notice of one month given to the Company; provided, however, that in the case Executive’s termination of the Employment under the terms of the Change of Control Agreement, the notice provision under the Change of Control Agreement shall apply.

2.2	The Executive’s period of continuous employment with the Company began on 1 October 2002.

3.	CAPACITY

3.1	The Executive shall be employed as President of Catalina Marketing International, reporting to the CEO of Catalina Marketing Corporation. The Executive's duties shall include overall management of all European business operations and endeavours, including responsibility for financial performance, growth and operations. The Executive accepts that the Company may, from time to time, at its discretion, require the Executive to perform other or additional duties or tasks commensurate with his title and status, but not within the scope of his normal duties, and the Executive agrees to perform those duties or undertake those tasks. The Executive shall also have the role of Executive Vice President of Catalina Marketing Corporation, and the terms and conditions relating to this position are included in a separate letter agreement between Executive and Catalina Marketing Corporation.

3.2	The Executive shall perform his duties at the Company’s office, and/or such other place of business as the Company reasonably requires within Greater London. The Executive may also be required to travel on business within the UK and abroad during the course of the Employment on a temporary basis, generally of not more than two weeks' duration.

3.3	The Executive represents and warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with, or of any other obligation to, any third party binding upon him.

4.	DUTIES

4.1	The Executive shall carry out his duties in a proper, loyal and efficient manner and use his best endeavours to promote the interests and reputation of the Company and the Group Companies, and shall do nothing which could be construed as harmful to the Company.

4.2	The Executive may be required in pursuance of his duties to perform services not only for the Company but also for any Group Company and, without further remuneration (except as otherwise agreed), to accept any such office or position in any Group Company which is consistent with his position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the Executive’s employment to any Group Company on the same terms and conditions as set out herein.

4.3	The Executive shall observe and comply with all rules, regulations, policies and procedures adopted by the Company or any Group Company with respect to the conduct and operation of the Company or any Group Company.

4.4	The Executive shall not without the prior written consent of the Company engage or be concerned or interested (directly or indirectly) in any other business, trade, profession or occupation during the Employment, provided that nothing in this Agreement shall prevent the Executive from holding up to 1% of any class of issued shares of any company listed on a recognised investment exchange.

4.5	The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5.	HOURS

5.1	Normal Company office hours are 9.30 a.m. to 5.00 p.m., but the Executive is required to devote such time to his work as is necessary for the proper performance of his duties under this Agreement. The Executive shall devote his full time and attention to carrying out his duties under this Agreement and the Executive shall not without the prior consent of the Company such consent not to be unreasonably withheld, whether directly or indirectly, undertake any other duties, of a paid nature, during the Employment.

5.2	The Executive hereby acknowledges and agrees that, by virtue of his position and responsibilities as a managing executive, he is exempt from the provisions of the WTR with the exception of those concerning annual leave.

6.	REMUNERATION

6.1	The Company shall pay to the Executive during the continuance of the Employment a basic salary at the rate of 133,800 GBP per annum (the “Salary”).

6.2	The Salary shall accrue from day to day and shall be payable in equal monthly instalments in arrears on or about the 25th day of each month. The Salary shall be inclusive of any other fees or remuneration payable to the Executive by reason of his holding of any office in the Company and any Group Company.

6.3	The Salary shall be reviewed by the Company annually without any undertaking by the Company that the Executive’s salary shall be automatically increased.

6.4	The Executive will be eligible to receive a target annual bonus (the “Bonus”) of 65% of the Salary, based on targets and performance measures that shall be set forth in the bonus plan established by Catalina Marketing Corporation’s Compensation Committee and in effect from time to time. Any targets, measures of financial performance or measures of individual performance and their achievement that shall pertain to any such Bonus shall be determined by the Compensation Committee in its sole discretion. The Bonus will be paid after the fiscal year end of the company for which the Bonus is calculated, as referenced in the bonus plan. If Executive resigns from his employment prior to completion of the fiscal year, he shall be entitled to be paid a pro rated bonus based on the portion of the applicable fiscal year worked by the Executive. If the Executive's employment is terminated by the Company, his bonus entitlement will be as described in Section 16 below.

7.	BUSINESS EXPENSES

The Executive shall be reimbursed all out-of-pocket expenses properly and necessarily incurred in the performance of the duties of the Employment provided that the Executive shall provide the Company with such receipts and other evidence of actual payment of such expenses as the Company may reasonably require subject to the Company’s rules and policies relating to expenses.

8.	PENSION

8.1	During the term of the Employment, the Company will make monthly contributions to such personal pension scheme as may be nominated by the Executive for such purpose (“the Pension Scheme”) at the rate of 6.5 % of the Salary, provided that the Executive shall make a contribution to the Pension Scheme of 3.5 % of the Salary.

8.2	There is not in force a contracting out certificate (issued in accordance with Chapter 1 of Part III of the Pension Schemes Act 1993) stating that the Employment is contracted out employment.

9.	OTHER BENEFITS

9.1	The Company will provide Executive a cash allowance of 10,000 GBP per annum for the use of a car in the performance of his duties under this Agreement (the “Car Allowance”). The Car Allowance shall be inclusive of all costs of road tax, insurance premiums and running expenses including fuel, oil, maintenance and repairs.

9.2	Executive, provided he is living outside of the U.S., shall receive a cost of living allowance of 20% of the Salary described in Section 6.1 above, which shall be paid on the regular Salary payment dates set forth above.

9.3	The Executive is entitled to membership of the following schemes (each referred to below as an “Insurance Scheme”): (1) the Company’s private healthcare scheme for the benefit of Executive, his wife and all dependent children; and (2) the Company’s Long Term Disability (“LTD”) Income Scheme.

9.4	Membership of each Insurance Scheme under Section 9.3 shall be subject to the Executive being accepted by the relevant provider. If the Executive is not accepted by any provider of any Insurance Scheme, for whatever reason, or benefits under the relevant Insurance Scheme(s) are withheld, then the Company has no obligation to make any compensatory payment in lieu.

9.5	The provision of any Insurance Scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with its provisions even if to do so would deprive the Executive of membership of or cover under any such scheme. The Company reserves the right to terminate such Insurance Scheme(s) and/or substitute other scheme(s) for the Insurance Schemes, or to amend the scale of benefits of such Insurance Scheme(s).

10.	HOLIDAYS

10.1	The Company's holiday year runs from 1 January to 31 December (the “Holiday Year”).

10.2	The Executive is entitled, in respect of both his U.S. employment with Catalina Marketing Corp and in respect of this Employment, to take 37 days' paid holiday/vacation in each Holiday Year in aggregate ("Holiday Leave"). Holiday Leave includes a maximum of 12 days' customary public holidays in the U.K. and the U.S.. The Executive shall give reasonable notice of proposed holiday dates and such holiday dates must be agreed by the Company. Any unused holiday exceeding the Executive's annual entitlement may be carried over into the following year, provided it is taken before 31 March.

10.3	In the event the Executive leaves the Employment during a Holiday Year the holiday entitlement in respect of that Holiday Year shall be 25/12 days for each complete month of service in that Holiday Year. Upon termination of the Employment the Executive shall:

10.3.1	be entitled to pay in lieu of any unused holiday entitlement unless the Employment is terminated by the Company for gross misconduct; or

10.3.2	be required to pay to the Company Salary received for holiday taken in excess of the Executive’s accrued company holiday entitlement. Any sums so due may be deducted from any money owing to the Executive.

10.4	The Company reserves the right to require the Executive to take any unused holiday entitlement during the Executive’s notice period, even if booked to be taken after the end of the notice period.

11.	RELEASE AND PRECEDENCE

It is currently anticipated that the Executive will work about 70% of his time within the United Kingdom (158 days). Provided he performs his duties under the Agreement during this period (not including holidays) (or such different number of working days as determined by the Company) in any period of 12 months (or such other period as may be agreed from time to time) he will be released from such duties for the purpose of carrying out his duties outside the United Kingdom and Europe in the course of his separate employment with Catalina Marketing Corporation. In the event of any inconsistency between the requirements or demands of this Employment and those of the Executive's employment with Catalina Marketing Corporation, the terms of this Agreement will take precedence. The Company and the Executive agree to review the time worked within the United Kingdom on an annual basis to determine whether this arrangement requires to be altered.

12.	INCAPACITY

12.1	If the Executive shall at any time by reason of Incapacity be unable to perform his duties under this Agreement, subject to the Executive accounting to the Company for all sickness and other national insurance benefit which the Executive may receive and compliance with the requirements of section 12.2, the Executive shall continue to receive Salary and other remuneration payable under this Agreement in respect of the period of Incapacity (such payment being deemed inclusive of any statutory sick pay to which the Executive may be entitled) during any such period of Incapacity aggregating up to and including thirteen weeks in any period of 12 consecutive calendar months (the “Remunerated Period”). Thereafter payment (if any) will be made in accordance with the LTD Scheme, should Executive elect to participate.

12.2	If the Executive is absent from work by reason of Incapacity and his absence has not previously been authorised by the Company, the Executive shall inform the Company of the fact of his absence and the full reasons for it by 9.00 a.m. on each working day of absence, until he shall have provided the Company with a medical certificate. If the Executive is absent from work due to Incapacity which continues for more than seven days (including weekends), he will provide to the Company a medical certificate by the eighth day of Incapacity. Thereafter, further medical certificates will be provided to cover any continuing period of absence. Immediately following any period of absence the Executive shall complete a self certificate form stating the dates and the reason for the absence, including details of Incapacity on non-working days, as required for calculation of Statutory Sick Pay.

12.3	Any outstanding or prospective entitlement to Salary or other remuneration during a period of Incapacity shall not prevent the Company from exercising its right to terminate the Employment in accordance with clauses 2 and 16 of this Agreement or otherwise and the Company shall not be liable for any such loss.

12.4	The Executive’s entitlement to the payment of the Company’s pension contributions, participation in any incentive or bonus scheme, the provision of any company car or car allowance shall be at the discretion of the Board during any period of Incapacity beyond the Remunerated Period.

12.5	The Executive agrees that, upon the reasonable request of the Company, he will consent to a medical examination and shall share the results of such medical examination with the Company.

13.	CONFIDENTIALITY

13.1	The Executive acknowledges that the Company and each Group Company possesses a valuable body of Confidential Information and that the Company will give him access to Confidential Information in order that he may carry out his duties under this Agreement.

13.2	Without prejudice to the Executive’s duties implied by law, the Executive shall not, directly or indirectly, during the Employment or after it has ceased (except only to the extent reasonably required in the proper performance of his duties or with the prior written consent of the Company) divulge to any person or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information.

13.3	The restrictions in clause 13.2 shall not apply to any part of such Confidential Information which:

13.3.1	comes into the public domain otherwise than by reason of an unauthorised disclosure; or

13.3.2	is disclosed to the Executive on a non-confidential basis by a third party who has not received it directly or indirectly from the Company or any Group Company and who is not bound by a duty of confidentiality; or

13.3.3	must be disclosed by any applicable law, to the extent of such required disclosure provided that the Executive, if permitted by applicable law, shall notify the Company prior to such disclosure.

14.	INTELLECTUAL PROPERTY

14.1	It is acknowledged that the duties of the Executive under the Employment include at all times the development of products and services and considering in what manner and by what methods or devices the products and services of the Company (or any Group Company) may be improved in the best interests of the Company or any Group Company.

14.2

If the Executive makes, or if the Executive participates in making, any Invention, any design (whether registerable or not), or any work in which copyright and/or database right subsists and which relates to or is useful or might reasonably be expected to be useful to the Company or otherwise relevant to the business of the Company or of any Group Company, the Executive shall forthwith communicate written particulars thereof to the Company; and

14.2.1	any such Invention disclosed under this clause 14.2 shall belong to and vest in the Company. For the avoidance of doubt the Executive acknowledges that any such Invention shall be deemed made by the Executive in the course of the Employment under the terms of Section 39(1) Patents Act 1977 provided that nothing contained herein shall limit or restrict any rights of the Executive under the Patents Act 1977, in respect of any such Invention; and

14.2.2	for the avoidance of doubt, any such design right, registered design, copyright or database shall be deemed created in the course of the Employment and any of the same, together with all copyright existing in any works created by the Executive in the Employment, shall vest in the Company absolutely under the terms of the Copyright, Designs and Patents Act 1988.

14.3	The Executive hereby irrevocably appoints the Company to be the Executive’s attorney in his name and on his behalf to sign or execute any document or do anything and generally to use the Executive’s name for the purpose of giving to the Company the full benefit of the provisions of this clause 14 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any document or act falls within the authority conferred by this Section shall be conclusive evidence that that is the case.

14.4	The provisions of this clause 14 shall survive termination of the Employment insofar as they relate to Inventions, information, designs and copyright works in which copyright and/or database right subsists and which were created before the Relevant Date.

15.	POST-EMPLOYMENT RESTRICTIONS

15.1	The Executive undertakes that he shall not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of another person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:

15.1.1	within the Restricted Territory for a period of 8 months from the Relevant Date be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other Competitive Business provided that this restriction does not apply to prevent the Executive from holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognized investment exchange or other securities market and which confer not more than 5% of the votes which could be cast at a general meeting of such company; and to ensure compliance with this provision, Executive agrees to inform the CEO of Catalina Marketing Corporation at least two weeks before he begins any business affiliation, employment or consulting engagement with one of the Competitive Businesses.

15.1.2	for the purpose of this Agreement, “Competitive Businesses” shall be determined by referring to the nature of the Group Company’s business or prospective business as specified in Catalina Marketing Corporation’s most current U.S. Securities and Exchange Commission filings and employee distributed press releases (collectively, “Competing Businesses”). The parties agree that, based on the foregoing but subject to the balance of this paragraph, Competing Businesses are limited to those described in Schedule 1 hereto as amended from time to time as herein provided. The Board of Directors of Catalina Marketing Corporation, no more frequently than every 24 months, may make a good faith determination that additional entities constitute Competing Businesses. Catalina Marketing Corporation promptly shall notify Executive of any such determination and the identity of such additional entities. Thirty (30) days thereafter, unless Executive notifies Catalina Marketing Corporation of his objection, such entities shall be added to Schedule 1. If Executive objects to the addition of any entity to Schedule 1, the Change of Control Agreement and the provisions of Section 16.3 related to payments in the event of dismissal shall terminate upon the date of Executive’s notice to Catalina except that the covenants under this Section 15 shall survive (as they existed prior to the addition of such entity), together with any other provisions of this Agreement necessary to interpret or enforce this Section 15.

15.1.3	for a period of 8 months from the Relevant Date so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Restricted Customer for the sale or supply of Relevant Products or Services or endeavour to do so;

15.1.4	for a period of 8 months from the Relevant Date so as to compete with the Company or any Relevant Group Company deal or contract with any Restricted Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so;

15.1.5	for a period of 8 months from the Relevant Date solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Key Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company (however, in the case of a consulting firm engaged by a Relevant Group Company which does not provide to a Relevant Group Company the services of one or more individuals on substantially a full time or exclusive basis, such restriction shall be only to the extent its services would be in connection with any products or services that compete with products or services offered by a Relevant Group Company);

15.1.6	for a period of 8 months from the Relevant Date interfere with the supply of goods or services to the Company or any Relevant Group Company from any Restricted Supplier;

15.1.7	for a period of 8 months from the Relevant Date, take any action or make any written or oral statements which are intended to, or in effect, criticize, denigrate or disparage the goodwill, business, services or reputation of the Company or any Group Company, or any of their stockholders, officers, directors, affiliates or advisors.

15.1.8	use in connection with any business any name which includes the name of any Group Company or any imitation of it.

15.2	For the purposes of this clause 15 the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies and all Group companies respectively. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in this clause 15 directly with all or any of such Group companies. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to this clause 15, on his behalf.

15.3	If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any related contract he will bring the terms of this clause 15 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him. Executive shall also inform the Chief Executive Officer of Catalina Marketing Corporation at least two weeks before he begins any business affiliation, employment or consulting engagement with anyone that competes with the services provided or actively planned by the Company or any Relevant Group Company.

15.4	Whilst the restrictions in this clause 15 are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 15 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to above) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

16.	TERMINATION OF EMPLOYMENT

16.1	The Company may summarily terminate the Employment without notice or payment in lieu of notice (but without prejudice to any other remedy or remedies which it may have against the Executive) if the Executive:

16.1.1	becomes bankrupt, applies for or has made against him a receiving order under Section 286 Insolvency Act 1986, or has any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act;

16.1.2	fails or neglects efficiently and diligently to carry out his duties hereunder or shall be guilty of any material or persistent breach of any of the terms of this Agreement, the Change of Control Agreement, or Catalina’s Code of Business Conduct & Ethics;

16.1.3	shall be guilty of dishonesty, serious misconduct or other conduct calculated or likely, in the opinion of the Company, to affect prejudicially the interests of the Company or any Group Company;

16.1.4	ceases for whatever reason to be a director of the Company or any Group Company (without the Board’s written consent);

16.1.5	shall be convicted of a criminal offence; or

16.1.6	shall be or become of unsound mind.

16.2	In the event the Company terminates Executive’s employment for the reasons set forth in Section 16.1, Executive shall only receive when due:

16.2.1	any unpaid Salary, expense reimbursements, and vacation days earned before termination of employment,

16.2.2	any earned and unpaid balance of any Bonus for the fiscal year before the one in which the termination occurred, and

16.2.3	other unpaid vested amounts or benefits under the Company’s compensation, incentive and benefit plans.

16.3	If the Company terminates Executive’s employment under this Agreement prior to October 1, 2011 for any reason other than those specified in Section 16.1 above, the Company shall provide Executive the following Severance Benefits in exchange for Executive’s execution of a Compromise Agreement in a form acceptable to the Company, but substantially similar to that attached as Exhibit A:

16.3.1	payment of Executive’s Salary over the period of 52 weeks less the notice provided to Executive under Section 2.1 following the date of termination (the “Severance Period”), which shall be paid in accordance with the Company’s customary pay practices and shall not be reduced by compensation Executive earns from another activity during the Severance Period;

16.3.2

payment of an amount equal to a prorated bonus at the “cut in” level (that is, currently, 50% of the target bonus) for the portion of the fiscal year prior to the effective date of Executive’s termination (the “Prorated Cut-In Bonus”); provided, however, that in the event that the Catalina Marketing International business units or Catalina Marketing Corporation achieve or exceed the targets established for the purposes of the payment of target bonus for the bonus program relating to the fiscal year during which the termination of Executive’s employment becomes effective, Executive will receive an additional amount equal to the difference between a prorated amount of 100% of Executive’s target bonus for such year (for the portion of the fiscal year prior to the effective date of Executive’s termination) and Executive’s Cut-In Bonus. Such additional amount will be paid within 15 business days following determination by the Compensation Committee of the Board (defined below) to the effect that Catalina has achieved or exceeded such targets;

16.3.3	during the Severance Period, the reimbursement of premiums for private health insurance cover up to the amount the Company would pay for participation in the group insurance scheme or, if Executive elects to participate in the Company’s group health insurance scheme, the premiums for Executive to continue his group health insurance coverage during the Severance Period provided continued coverage is allowed under the rules of the applicable scheme (or until Executive earlier obtains comparable coverage under another plan); and

16.3.4	senior executive level career transition assistance at the Company’s expense for 12 months, which would begin not later than three (3) months after the date of termination, by an outplacement firm of Executive’s choice and acceptable to the Company or until Executive accepts new employment, whichever is sooner.

16.3.5	The Severance Benefits in 16.3.1, 16.3.3 and 16.3.4 will cease immediately if Executive breaches the obligations of Sections 13, 14 and 15 of this Agreement.

16.3.6	If Executive’s employment terminates under circumstances that trigger the obligations under the Change of Control Agreement, the payments in this Section 16.3 shall not apply.

16.4	The Company may terminate Executive’s employment as a result of Disability, or may transfer Executive to inactive employment status, which has the same effect. “Disability” means Incapacity that prevents Executive from performing any or all of the essential functions of Executive’s job duties for at least 90 consecutive calendar days, or for a least 120 calendar days, whether or not consecutive, in any 365 calendar day period, as determined by a licensed physician reasonably satisfactory to the Company and Executive. The Board’s determination that Executive has a Disability will be final and binding for purposes of determining the parties respective rights and obligations under this Agreement. In the event of the termination of Executive’s employment due to death while employed by the Company or Disability, the Company shall pay (1) any unpaid base salary, expense reimbursements, and vacation days earned before termination of employment, (2) any earned and unpaid balance of any bonus for the fiscal year before the one in which the termination occurred, (3) other unpaid vested amounts or benefits under the Company’s compensation, incentive and benefit plans, and (4) a prorated bonus at target for the fiscal year during which termination occurred. In the event of termination of Executive’s employment under this Section 16.4, Executive shall not be entitled to the payments under Section 16.3.

16.5	The normal retirement age for men and women employees of the Company is 65. The Employment shall terminate automatically at the end of the month in which the Executive reaches the age of sixty-five. In the event of termination of Executive’s employment under this Section 16.4 it shall not be considered a dismissal by the Company and Executive shall not be entitled to the payments under Section 16.3.

16.6	The Company reserves the right at any time in its absolute discretion to make a payment or payments (which may, at the Company’s absolute discretion, be paid in instalments) of Salary in lieu of all or any part of the Executive’s entitlement to notice.

17.	EFFECT OF TERMINATION

17.1	On serving or receiving notice of termination or upon summary termination of the Employment for any reason the Executive shall at the request of the Company without prejudice to any claim for damages or other remedy which either party might have against the other:

17.1.1	immediately resign from all offices and appointments held by him in or on behalf of the Company and/or any Group Company, including Catalina Marketing Corporation;

17.1.2	immediately deliver up to the Company all Confidential Information and other property belonging to the Company and/or any Group Company which may be in the Executive’s possession and/or under the Executive’s control, including his mobile phone, security pass and laptop and the Executive shall not without the written consent of the Board retain any copies of any Confidential Information; and

17.1.3	not attend at work and/or not perform all or any of his duties of employment during all or part of the notice period (“Garden Leave”). Since he will remain employed by the Company during any period of Garden Leave, the Executive will continue to receive his Salary and any other contractual benefits, and to be bound by all the express and implied duties of the Employment.

17.2	The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under clause 17.1.3 above.

18.	PRESCRIBED INFORMATION

18.1	The following information is given to supplement the information given in this Agreement in order to comply with the requirements of Part 1 of the ERA:

18.1.1	If the Executive shall have a grievance relating to the Employment or is dissatisfied with any disciplinary decision relating to him he may apply in writing or in person to Jan Barr, Senior Vice President of Human Resources.

18.1.2	There are no specific written disciplinary rules and procedures applicable to the Executive.

18.1.3	There are no collective agreements that directly affect the terms and conditions of the Employment.

19.	PERSONAL INFORMATION

19.1	The Executive acknowledges that the Company will hold certain personal information about him including name, address, remuneration, benefits, insurance, work record, health and sickness records, holiday records and that this information may include information relating to the Executive’s health and next of kin. The Executive understands that the Company will use this information for salary administration, health administration, health insurance/benefits, performance and disciplinary records, equal opportunities monitoring, any other Company benefit administration, and personnel administration and management purposes as required for the purposes of complying with its obligations under employment law.

19.2	The Executive further understands that the information may be made available as necessary for these purposes to third parties, including other Group Companies, such as Catalina Marketing Corporation, which may be located outside the European Economic Area. By entering into this Agreement the Executive confirms that he agrees to the collection and use of personal information in accordance with the terms of this clause 19.

20.	DEDUCTIONS

For the purposes of the ERA, the Executive authorises the Company at any time during the continuance of this Agreement and in any event on termination howsoever arising, to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive, the cost of repairing any damage or loss to the Company's property caused by the Executive and any loss suffered by the Company as a result of any neglect or breach of duty by the Executive.

21.	E-MAIL AND INTERNET POLICY

The Company's e-mail and internet policy is set out in the Company's Staff Handbook and forms part of the Employment.

22.	NOTICES

Any notice shall be duly served under this Agreement if in the case of the Company it is handed to a director of the Company or sent by first class post to the Company at its registered office for the time being and if in the case of the Executive it is handed to him personally or sent by first class post to him at his address specified in this Agreement or such other address as he may notify to the Company. A notice sent by first class post shall be deemed served on the second Business Day following the day of posting.

23.	PREVIOUS CONTRACTS AND WARRANTIES

This Agreement is in substitution for any previous contract of employment, including the Statement of Particulars of Employment dated October 1, 2002 and entered into between the Company and Executive, or other discussions or arrangements relating to the Employment with the Company and which are deemed to have been terminated by mutual consent as from the date of this Agreement. Notwithstanding the foregoing, the Change of Control Agreement shall apply where specifically referenced in this Agreement.

24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Clause 9 of this Agreement does confer rights on your spouse or dependants and any third party under the Contracts (Rights of Third Parties) Act 1999. Save as expressly stated, no other rights are conferred to your spouse or to any other third party.

25.	MISCELLANEOUS

25.1	This Agreement, with the exception of the Change of Control Agreement which shall apply where referenced within this Agreement, contains the entire understanding between the parties concerning the duties of the Executive and the Employment. This Agreement shall be governed by English law and the parties submit to the exclusive jurisdiction of the English courts.

25.2	The Executive may not, without the prior written consent of the Company, accept any gift and/or favour of whatever kind from any existing or prospective client or other business contact of the Company.

25.3	The various provisions and sub-provisions of this Agreement to this Agreement are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement.

IN WITNESS whereof the parties have executed this instrument as a deed on the date stated at the beginning of this document.

SIGNED and DELIVERED for and on	)
behalf
of Catalina Marketing UK Limited by	)
)
Director

Director/Secretary

SIGNED AS A DEED and DELIVERED by Tom Buehlmann in the presence of:

Witness name

Occupation

Address

SCHEDULE 1

LIST OF SECTION 14 COMPANIES

October 1, 2006

[****]

****	Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.